Exhibit 10.2

CONSTRUCTION AGREEMENT

This Construction Agreement (the "Agreement") is entered into by and between Harvard California, S. de R.L. de C.V. (hereinafter referred to as the "Owner"), represented herein by Mr. Richard Milburn, its legal representative, and Constructora Nuevo Santander de Tamaulipas, S.A. de C.V. (hereinafter referred to as the "Contractor"), represented herein by Mr. Jorge Cantú Reséndez, its legal representative, in accordance with the following:

RECITALS

WHEREAS, Owner is a Mexican liability company with variable capital (Sociedad de Responsabilidad Limitada de Capital Variable); and

WHEREAS, Owner is the owner of the real property identified as Lot 7, Block 1, Parque Industrial Villa Florida, Reynosa, Tamaulipas, Mexico, with an area of approximately 9.5753 acres, equivalent to approximately 38,749.8643 square meters; and

WHEREAS, consistent with its corporate purposes, Owner has resolved to design and construct an industrial building with loading and unloading, production, powder coating areas; compressor room, materials storage room, guard house, interior offices, bathrooms and cafeteria, with a surface area of Eleven Thousand Nine Hundred Eighteen square meters (11,918.00 m^2) (equal to approximately One Hundred Twenty Eight Thousand Two Hundred Thirty Six square feet (128,236 ft^2)), located on the real property of Owner in Reynosa, Tamaulipas, Mexico; and

WHEREAS, Mr. Richard Milburn has the authority to enter into the Agreement on behalf of Owner, and his authority has not been limited nor revoked in any way; and

WHEREAS, Contractor is a Mexican stock corporation with variable capital (Sociedad Anónima de Capital Variable); and

WHEREAS, the provision of general construction services is consistent with Contractor's corporate purposes; and

WHEREAS, Contractor possesses the material, personnel, experience and necessary knowledge to duly execute the work and provide the services described in this Agreement; and

WHEREAS, Mr. Jorge Cantú Reséndez has the authority to enter into this Agreement on behalf of Contractor, and his authority has not been limited nor revoked in any way.

NOW THEREFORE, for the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Contractor, in order to accomplish the construction described above, agree as follows:

ARTICLES

1. DEFINITIONS.

A. The term "Additional Plans and Specifications", as used herein, means the additional plans and specifications which, if needed, will be mutually agreed upon and approved in writing by Owner and Contractor. Once the Additional Plans and Specifications are mutually agreed, will be attached hereto as Exhibit "D", and will be made a part hereof.

B. The term "Advance Payment Bond", as used herein, means the Payment Bond which will be secured and paid for by the Contractor which guarantees the Advance Payment and will be presented to the Owner prior to disbursement of the respective Advance Payment. The Advance Payment Bond will be in effect for the term of the Agreement and will be jointly canceled by the Contractor and Owner upon Final Completion.

C. The term "Agreement", as used herein, means this document and any addenda, exhibits or forms attached hereto from time to time.

D. The term, Beneficial Occupancy, as used herein, means the time when the floors, roof and walls are substantially completed at the portion of the Building to be selected by the Owner and as determined in the Construction Schedule attached, or to be attached, hereto as Exhibit "E", which are necessary for Owner to start the installation of its process equipment. At this time, floors, roof and walls as well as any other construction activity may continue under construction for the remaining portions of the Building. Beneficial Occupancy shall be available to Owner on or before October 10, 2005. _________.

E. The term "Building ", as used herein, means the complete construction of an industrial building with loading and unloading, production, and powder coating areas; compressor room, materials storage room, guard house, interior offices, bathrooms and cafeteria, with a surface area of Eleven Thousand Nine Hundred Eighteen square meters (11,918.00 m^2) (equal to approximately One Hundred Twenty Eight Thousand Two Hundred Thirty Six square feet (128,236 ft^2)), located on the real property of Owner in Reynosa, Tamaulipas, Mexico, which Contractor shall construct, manage, direct and supervise the performance of all civil, electrical, structural, mechanical, sanitary, electro-mechanical, heating, ventilation, air conditioning and hydraulic works and provide all labor, services and materials necessary to construct the Building, strictly in accordance with the Plans, the Specifications, the Quote and, if necessary, the Additional Plans and Specifications.

F. The term "Contractor", as used herein, means Constructora Nuevo Santander de Tamaulipas, S.A. de C.V., Tax ID Number (RFC) CNS980513 7M5, and registered address at Calle Abedul 100, Fraccionamiento Los Fresnos Residencial, Carretera Reynosa-Monterrey Km. 200+500, C.P. 88715, Reynosa, Tamaulipas, Mexico.

G. The term "Contractor's Laboratory", as used herein, means a laboratory to be established at the Site, at Contractor's expense, for purposes of quality control, to be selected by Contractor, whose primary focus will be to test earthwork and concrete in compliance to the Specifications.

H. The term "Contract Price", as used herein, means a fixed lump sum of 4,346,285 and 22/100 U.S. Dollars (U.S.$4,346,285.22, legal currency of the United States of America, plus the applicable Value Added Tax, which includes all Contractor's overhead and profit and the Advance Payments.

I. The term "Final Acceptance", as used herein, means the written statement issued by Owner to Contractor once the Final Inspection has been performed and after all defects and imperfections have been corrected to conform with the Plans, Specifications and the Additional Plans and Specifications, as applicable, and after all other conditions of this Agreement have been satisfied by Contractor.

J. The term "Final Certificate of Payment", as used herein, means the final completed certificate of governmental approvals, payment of suppliers, services and taxes to be extended by Contractor substantially in accordance with Form III, attached hereto and incorporated herein by reference for all purposes.

K. The term "Final Completion", as used herein, means the time when the Work is complete per this Agreement including the Punch List items, and the Work has been completed subject to procedures as determined under Article 27 hereof. Final Completion to take place no later than January 15, 2005.

L. The term "Final Inspection", as used herein, means the inspection of the Building and the Site to be conducted by Owner and Contractor to ascertain that all defects and imperfections under the Punch List have been corrected to conform with the Plans, Specifications and the Additional Plans and Specifications, as applicable.

M. The term "Final Payment", as used herein, shall mean the whole amount of the Retainage, plus the applicable Value Added Tax, payable by Owner to Contractor upon Owner's acceptance of Final Completion and Owner issues the written final acceptance of the Work, provided Contractor gives Owner the Final Certificate of Payment and the guaranty bonds described in Article 20 and complies with all other obligations hereunder including, without limitation, Owner receipt of written confirmation and copies of approved and completed government permits, licenses and authorizations and payment for same.

N. The term " Advance Payment", as used herein, means the payment made by Owner to Contractor in the amount of Nine hundred nintyfive thousand and 00/100 U.S. Dollars (U.S.$995,000.00), legal currency of the United States of America, equivalent to Twenty two point nine percent (22.9%) of the Contract Price.

INITIALS

OWNER /CONTRACTOR

O. The term "Advance Payment Bond", as used herein, means the bond procured by Contractor and delivered to Owner prior to the disbursement by Owner to Contractor of the Advance Payment.

P. The term "Guarantee Bond", as used herein, means the bond which will be secured and paid for by the Contractor for the final ten percent (10%) of the Contract Price.

Q. The term "Owner", as used herein, means Harvard California, S. de R.L. de C.V.

R. The term "Owner's Laboratory", as used herein, means the laboratory selected by Owner to independently verify the results rendered by the Contractor's Laboratory.

S. The term "Park", as used herein, means the industrial park known as Parque Industrial Villa Florida in Reynosa, Tamaulipas, Mexico.

T. The term "Plans", as used herein, means the plans and drawings referred to in Exhibit "A".

U. The term "Progress Billing Reports", as used herein, means the written reports periodically submitted by Contractor to Owner itemizing the progress of the Work and the price thereof.

V. The term "Project", as used herein means the Building, landscaping, sidewalks, and all appurtenances thereto.

W. The term "Punch List", as used herein, means the list of minor items (not more than 1-2% of the Work) to be corrected by Contractor subsequent to Substantial Completion and prior to Final Completion.

X. The term "Quote", as used herein, means the project quotation referred to in Exhibit "C".

Y. The term "Retainage", as used herein, means the Ten percent (10%) withholding of the face amount of each Progress Billing Report to be made by Owner to guarantee Contractor's proper compliance with the terms of the Agreement and completion of the Work.

Z. The term "Schedule", as used herein, shall mean the construction schedule which is attached to and made part of this Agreement, as Exhibit "E".

AA. The term "Site", as used herein, means the property of Owner identified as Lot 7, Block 1, Parque Industrial Villa Florida, Reynosa , Tamaulipas, Mexico.

BB. The term "Specifications", as used herein, means the specifications referred to in Exhibit "B".

CC. The term "Subcontractor", as used herein, means only those subcontractors having direct contracts with Contractor, and who furnish material or work, according to the Plans, Specifications and other documents attached hereto.

DD. The term, Substantial Completion, as used herein, means the time subsequent to Beneficial Occupancy, when the Buildings are fully functional and the Project is complete except for minor items (not more than 1-2% of the Work) which do not interfere with the Owner's intended use, and whose timely completion has been guaranteed by the Contractor as part of the Punch List. At such time, the Owner and Contractor shall prepare one Punch List and Contractor shall schedule the completion of the items included. Upon completion of the Punch list, Final Completion will be achieved. Substantial Completion to take place no later than December 15, 2005.

EE. The term "Third Laboratory", as used herein, means the laboratory to be selected by the Owner and the Contractor should the results submitted by Contractor's Laboratory not conform to those submitted by the Owner's Laboratory.

FF. The term "Work", as used herein, means the design plans, labor, materials, equipment, tools, construction equipment, machinery, construction, laboratory and testing, architectural and equipment services, and everything else required for the proper execution and completion of construction of the Building and the Project.

2. CONTRACTOR'S REPRESENTATIONS.

Contractor represents, warrants and agrees that:

A. It shall design and construct the Building and perform the Work in accordance with the terms of this Agreement, the Plans, the Specifications, the Quote, the Schedule, the Additional Plans and Specifications (if applicable) and in strict compliance with all applicable laws, regulations, ordinances and other bodies of law;

B.- All exhibits referred herein now attached or to be attached in the future, and any other exhibits, drawings, forms or other documents related to this Agreement shall be prepared in English;

C.- The Plans, the Specifications and the Quote have been prepared by Contractor or under Contractor's supervision and direction. Further, Contractor shall abide by those documents and shall not deviate from them unless Owner gives its prior written authorization in each particular instance;

D.- All personnel in charge of the preparation of the Plans and the Specifications are duly qualified and licensed under all applicable laws and regulations.

E.- The Work will be performed in a diligent and workmanlike manner.

3. PLANS, SPECIFICATIONS AND PERMITS.

A. Contractor shall perform the Work strictly in accordance with [Factory Mutual I90 Building Codes, the Plans, Specifications, Quote, Schedule and Additional Plans and Specifications approved by Owner. The Plans, Specifications, Quote, Schedule and Additional Plans and Specifications define the scope of the Work. Furthermore, the Plans, Specifications, Quote, Schedule and Additional Plans and Specifications are complementary.

B. Contractor has prepared and is responsible for the proper architectural design and engineering of the Work shown in the Plans, Specifications, Quote and Additional Plans and Specifications, in accordance with Owner's bidding conditions and instructions as to requirements for capacity, strength, functioning and safety, including the ability to safely withstand wind loads in compliance with all applicable laws, regulations and current Factory Mutual I90 guidelines. By approval of the Plans, Specifications, Quote, Schedule and Additional Plans and Specifications, Owner assumes no responsibility for the proper completion of the Work. Such approval is general only, unless otherwise specified, and does not relieve Contractor of full responsibility for the proper and correct design and execution of the Work, as herein required.

C. In addition to the codes and documents recited in Article 3, Clause A, Contractor shall perform the Work pursuant to construction laws, regulations and requirements in force in Reynosa, Tamaulipas, México and, to the extent applicable, the restrictive covenants in effect at the Park. Any penalty imposed as a consequence of the violation of these laws, regulations and requirements by Contractor or its approved Subcontractors shall be paid immediately and exclusively by Contractor at Contractor's expense.

The Construction Permit shall be procured by Contractor and paid for by Contractor; all other permits, licenses and authorizations necessary for the Work, including, but not limited to, the permit from the Secretaría de Desarrollo Urbano de Tamaulipas (or equivalent body) must be obtained by Contractor at Contractor's expense. The Contractor will provide to the Owner a complete listing of all the permits, licenses and authorizations it is providing and, upon Owner's written request, Contractor shall submit to Owner proof of payment for such permits, licenses and authorizations. Furthermore, Contractor shall submit all documents required by the Public Works Department of Reynosa, Tamaulipas, and to any and all other municipal, state or federal offices or agencies where documents related to the Work must be filed. Once the above referred documents are approved and stamped, the originals thereof and of all permits, authorizations and licenses required must be kept at the Site during the Work and copies must be delivered to Owner. Upon completion of the Work, the originals must be delivered to Owner. Contractor shall notify Owner, in writing, upon obtaining such permits, licenses and authorizations, the originals of which will remain at the Site during the Work, and will immediately deliver copies of such to Owner. The originals thereof shall be delivered to Owner upon completion of the Work.

INITIALS

OWNER /CONTRACTOR

4. WORK SCHEDULE.

A. Contractor will proceed with the Work diligently and timely upon execution of this Agreement.

B. The Work will be fully and absolutely completed on or before January 15, 2006, with Substantial Completion being delivered to Owner on or before December 15, 2005, and Beneficial Occupancy being delivered to Owner on or before October 10, 2005.

C. The Work, in its different stages, shall be performed and completed in accordance with the Schedule.

D. If, in the opinion of Owner, expressed in writing, it is necessary to work overtime or during nights, weekends and holidays, in order to maintain the Schedule and finish the Work by the completion date specified above, Contractor will do so at no additional cost to Owner.

E. Contractor shall not be excused from delays in the completion of several portions or the whole of the Work unless such delays are caused by fire, rain, or other casualties beyond the control and without the fault or negligence of Contractor or Subcontractors. Contractor shall not be entitled to demand payment for losses or damages suffered due to the delays mentioned above.

F. Contractor will be obligated to keep a construction log ("bitácora") in which the daily progress of the Work must be entered. Biweekly, the Contractor and the Owner or their authorized representatives shall review and verify the daily entries into the construction log and both shall sign and date said log. Owner and its authorized representatives shall at all times have access to the construction log. Whenever required by Owner, Contractor shall issue a copy, certified by a notary public, if requested by Owner, of the construction log containing all of the existing notations until the time of the request. Upon completion of the Work and before receipt of the Final Payment, a copy of the complete construction log, certified by a notary public if requested by Owner, shall be issued by Contractor, who shall submit the original construction log to Owner upon receipt of final payment. The same shall occur in the event of termination of this Agreement. Contractor shall have no right to final payment, if not in compliance with the obligations herein set forth. Any notary public certifications shall be paid for by the party requesting such certifications.

5. CHARACTER OF THE WORK.

A. All materials, parts, components and equipment shall be (i) new, unless otherwise specified and approved by Owner in writing, (ii) of the type and for the purpose for which they are to be used, (iii) of the quality and grade as specified in the Specifications or any other document attached to or referred to in this Agreement, and; (iv) manufactured by manufacturers approved by Owner.

B. The component parts of all installations constructed by Contractor or Subcontractors, pursuant to the Plans, Specifications, Quote, Schedule and Additional Plans and Specifications, shall function together as a workable system, shall be complete with all accessories necessary for their operation and shall be turned over to Owner in writing with all equipment properly adjusted and in working order.

The Work shall be executed in accordance with the Plans, Specifications, Quote, Schedule and Additional Plans and Specifications approved by Owner in writing and in such a manner that all installations correspond to the structure and purpose of the Building and Site.

C. Title to all the Work completed as measured by the course of construction and to all materials and all construction equipment paid by Owner, in accordance with the Work estimates and which are placed on the Site, is to be considered property of Owner from the moment of construction of such or when such is placed or stored at the Site.

Title to all materials delivered to the Site shall be the property of Owner, provided they have been paid for by Owner, in accordance with progress billings. Title to all material, equipment, and services paid for with the resources of Owner shall belong to Owner even if such are not delivered to the Site. Owner shall not be responsible for, and Contractor agrees to insure and protect Contractor's Work, materials, tools and equipment to be installed in the Building, against loss or damage by fire, theft or accident and not to make any claim or demand upon Owner for injury, loss or damage to Contractor, Contractor's agents or employees, representatives or third parties.

Equipment installed in the Building or acquired to be installed therein shall be the property of Owner, if such equipment was paid with resources provided by Owner.

Furthermore, any and all equipment, materials and other items placed on the Site shall be deemed the property of Owner, unless Contractor provides conclusive evidence to the contrary.

6. **SAFETY MEASURES**.

At all times and until Contractor shall take all necessary precautions, including, but not limited to, the provision of barricades, guards, signs, lights, notices and such other precautions as may be required by laws, regulations and this Agreement and its related documents, and such other precautions as may be determined by Owner for the protection of Owner's property, persons, adjacent property and as reasonably required to safely perform the Work; and the reinforcement, enlargement, modification, demolition, upkeeping or protection of existing equipment, lines, structures, facilities and fixtures located at Owner's presently existing facilities.

7. **CONTRACTOR SUPERVISION**.

Contractor shall carry out the Work using its best skill and knowledge to ascertain that all materials and labor used in the Work meet or exceed the Plans, Specifications, Quote, Schedule and Additional Plans and Specifications. For this purpose, Contractor shall, at all times during normal working hours, keep at the Site, during the Work progress, a competent superintendent or superintendents satisfactory to Owner, with authority to make decisions on behalf of Contractor.

8. **OWNER'S ON SITE INSPECTION AND SUPERVISION**.

Owner and/or its representatives may inspect the Work for the purpose of ascertaining that the Work is being properly performed. Contractor shall at all times provide access for Owner and its representatives to make inspections.

Any inspection by Owner and/or its representatives shall not relieve Contractor of responsibility for the proper execution of the Work in accordance with the terms and conditions of this Agreement.

If Owner orders questioned Work to be uncovered, the cost thereof shall be paid for by Owner, if the Work is found to be satisfactory. If the questioned Work is found to be unsatisfactory, Contractor shall pay the cost of the examination and replacement of the unsatisfactory Work.

Owner, in its sole and absolute discretion, shall have the right to appoint one or more representatives who will have the authority to request information from the Contractor with respect to the Work. Contractor agrees to furnish promptly any and all information so requested. Owner shall communicate in writing to Contractor the name(s) of such representatives.

9. **COOPERATION IN CARRYING ON THE WORK**.

Contractor shall provide adequate supervision and qualified mechanics to put installations that are part of the Work into operation. Contractor shall cooperate with Owner's representatives and manufacturers' representatives in putting equipment into service. Contractor shall fully instruct Owner in the proper operation and service of equipment for the Work and the Building and provide necessary written operation, servicing manuals and data (in English and Spanish) where available from manufacturers and suppliers. Contractor further agrees to provide to the Owner at Final Completion a complete set of "As Built" reproducible drawings in Spanish and English including all mechanical and electrical drawings as well as any and all "supplier and catalog" cuts as used by the Contractor for construction.

10. **MATERIALS AND EQUIPMENT**.

A. Contractor shall be responsible for insuring, unloading, storing and proper care and protection of all materials and equipment for the Work delivered to the Site.

B. Any materials used or to be used in the Work found to be defective or damaged in any way may be rejected by Owner, regardless of the extent of completion of the Work at the time thereof.

C. All materials that could be adversely affected by weather or dust shall be covered and protected by Contractor to keep them free from damage on the Site and during their transportation thereto.

D. Contractor shall retain all loose and detachable parts of the apparatus and equipment installed under this Agreement, until the completion of the Work, and shall then turn same over to Owner's representative, obtaining an itemized receipt therefor.

E. Contractor shall carefully examine all materials and equipment upon receiving same to determine if there are any visible signs of damage due to inadequate construction, transportation or storage, and shall immediately inform Owner of any damages found. Contractor shall sign receipts for all materials and, as of the date thereof, shall be responsible for any damage to or loss of materials and equipment that occurs from the time of reception until their installation is completed and accepted by Owner.

F. Upon Final Completion of the Work, Contractor shall deliver, transfer and/or endorse to Owner all manuals, certificates, warranties or other documents of any sort relating to the Work in general or specifically covering any equipment and machinery, in Spanish and English where available. Owner will not pay the Retainage (as hereafter defined) to Contractor, until Owner receives the documents described above.

11. <u>INSTALLATION OF OWNER'S MACHINERY AND EQUIPMENT</u>.

Contractor agrees that Owner may, upon Beneficial Occupancy and at its own expense, receive and install and put in operation material, machinery and equipment, during the progress of the Work, without extra cost to Owner, if doing so does not unreasonably interfere with the Work of Contractor. Such action shall not relieve Contractor of its responsibilities in completing the Work under the terms and conditions of this Agreement.

12. <u>CLEANING OF THE BUILDING AND SITE</u>.

It shall be the duty of Contractor to keep the Building and the Site free, at all times, from accumulations of waste material and rubbish. Upon completion, Contractor shall remove all debris and rubbish from the Site, along with all tools, scaffolding and surplus materials and shall leave the Site and Building clean and in a condition acceptable to Owner.

13. <u>CORRECTIONS TO THE WORK</u>.

A. Should Contractor neglect to perform the Work properly or fail to perform any provision of this Agreement, Owner shall have at all times the right to correct any deficiency or to have such corrections done by third parties and to deduct the cost

thereof from the payments then or thereafter due Contractor under this Agreement.

B. Such action on Owner's part shall not be a waiver of its rights to any other remedies available under this Agreement or by law.

14. **CHANGES IN WORK.**

A. Without invalidating this Agreement, Owner has the right to order, in writing, alterations, modifications, additions or deletions to the Work.

B. Upon receipt of such written order, Contractor must, within three (3) business days, submit to Owner, in writing, a detailed budget of any changes in the total cost that will result from such changes on the basis of the new plans and specifications which Owner supplies. Such new costs must be based on the unit prices set forth in the Quote, to the extent possible. Contractor must also give written notice to Owner if such changes will affect the Schedule and Final Completion of the Work.

C. Any change order by Owner must be made in writing and shall become part of this Agreement and subject to its terms and conditions, at the price agreed upon by the Owner and Contractor in writing, and based on the unit prices set forth in the Quote, to the extent possible. Contractor may not proceed with any changes until it receives such written order of authorization from Owner and a mutually acceptable price is agreed.

D. In the event that Contractor performs a change in the Work at the request of Owner, for which no change order, as required by this Article 14, was previously obtained, and if the change results in additional cost to Contractor, and if Owner agrees that the change was done at its oral request and if such completed change is retroactively approved in writing by Owner, Owner and Contractor shall mutually negotiate the price for said change.

E. As stated above, Owner reserves the right to order any deletions in the Work or other changes which reduce Contractor's cost. In such event, the payment for the Work due Contractor, and the Contract Price, shall be decreased according to such deletion or change.

F. Owner may appoint, by written notice to Contractor, representatives who, individually, will have the authority on behalf of Owner to approve changes in the Plans and Specifications which do not increase the Contract Price, subject to re-designation of the Owner's representative by written notice. Owner's and Contractor's representatives shall have bi-weekly meetings to discuss and revise design and progress of Work.

Contractor will submit to Owner design documents or drawings for Owner's comments or acceptance, and Owner will notify Contractor in writing its acceptance or comments to the documents or drawings submitted.

15. LABORATORY.

For purposes of quality control the Contractor's Laboratory will be established at the Site. Contractor will select and professionally operate the Contractor's Laboratory which will be responsible for managing and coordinating all testing at the Contractor's Laboratory. Primary focus of the Contractor's Laboratory will be to test earthwork and concrete compliance to the Specifications. However, if deemed by the Contractor or Owner, the Contractor's Laboratory may be used to verify compliance to Specification to other facets of the Contractor's Work. Tests of the Work will be carried out to ensure that such meets the Plans, Specifications, Quote and Additional Plans and Specifications. All Work required to be tested which is to be buried underground or otherwise concealed shall be tested before being covered. Tests shall be applied for a sufficient length of time to permit adequate inspection. Contractor shall furnish Owner with complete written test results and data, paid for by Contractor, as soon as received by Contractor. Any actual out-of-pocket expenses incurred by Contractor in managing and coordinating the testing at the Contractor's Laboratory will be borne by Contractor. Owner shall have the right to verify any and all test results through the Owner's Laboratory. Should the results submitted by Contractor's Laboratory not conform to those submitted by the Owner's Laboratory, then the Contractor and Owner will select the Third Laboratory to perform the same tests and based on the results of those tests determine if the Owner or Contractor is responsible for payment of the Third Laboratory as well as any corrective action if so warranted.

16. EQUIPMENT INSTALLATION.

Owner has the right to award contracts for equipment installation, not included in Contractor's Work, to any other contractor Owner may select. Contractor shall not interfere with the performance of work by such other contractors that does not unreasonably interfere with the performance of the Work by Contractor.

17. INSURANCE.

Contractor shall obtain and maintain, at Owners's expense, the following insurance, during the life of this Agreement, and shall furnish the original certificates of these to Owner no later than five (5) business days subsequent to the execution of this Agreement:

A. Comprehensive General Liability Insurance (known in Mexico as "Civil Liability Insurance") with a limit of liability of One Million 00/100 U.S. Dollars (U.S.$1,000,000.00) or its equivalent in Mexican Pesos per occurrence. Such shall keep and maintain Owner, at all times during the performance of the Work, free from any claims resulting from injury or death of any person or persons, or damage to property caused in whole or in part by acts or omissions of Contractor or any other contractor or Subcontractors, suppliers or any other party directly or indirectly employed by any of such parties, while engaged in the performance of the Work, or any other activity associated or related with the Work, or acts of God or force majeure, as provided by the Civil Code of the State of Tamaulipas, Mexico and the

Federal Labor Law of the Mexican Republic and any other applicable laws and regulations. Such insurance shall be endorsed to recognize that any similar insurance maintained by the Owner will be excess insurance and shall include a waiver of subrogation in favor of Owner.

The insurance policy shall name Owner as the beneficiary. Certificates giving evidence of this coverage is to be endorsed to the effect that, in the event of material changes thereto or cancellation, thirty (30) calendar days prior written notice will be given by the insuring company to Owner.

Contractor shall apply, obtain and maintain the above-mentioned insurance and shall pay all premiums related thereto.

Any work performed by Owner or other suppliers not working for Contractor whose work includes but is not limited to supply of materials, plans, labor, equipment, tools, construction equipment, machinery, furniture, as well as any property of any kind which may be on the construction Site but is not a part of this Agreement must be fully protected by an insurance program which shall be obtained and maintained by the Owner or the corresponding suppliers and subcontractors working directly for the Owner. In no event shall Contractor be responsible for any damages incurred by Owner arising from Owner work or other contractors not working for Contractor, unless such damages are caused by Contractor or any Subcontractor employed by the Contractor.

18. CONTRACTOR'S INDEMNITY. DAMAGES.

Contractor shall indemnify, defend, save and hold Owner harmless from and against all losses or damages to all new or existing Work, to Owner, other contractors and the Subcontractors, and adjacent property, including, but not limited to, tools and equipment, as well as for the injury or death of its own and other contractor's and Subcontractor's and Owner's employees or any persons, while they are on the Site or in adjacent areas, when such damages, injury or death are caused by any act or omission of Contractor or its Subcontractors, including, but not limited to, Contractor's own negligence or failure to provide property barricades, guards and other means of protection.

Contractor shall indemnify, defend, save and hold Owner harmless from and against all losses, demands, claims, payments, suits, actions, recoveries and judgments of any nature and type brought against Owner by reason of any negligence, misconduct or acts or omissions of Contractor, its agents or employees or of any of its Subcontractors or suppliers or their agents or employees, in the execution of the Work.

19. GUARANTEES.

Unless otherwise specified herein, all workmanship and materials used (i) in all types of construction and (ii) in all fixtures and equipment furnished by Contractor and installed under this Agreement, shall be absolutely and unconditionally guaranteed by Contractor for a period of one (1) year after Final Acceptance by Owner, except for occurrences and defects due to negligence or improper use by Owner, its employees, agents or guests. This guarantee shall be effective notwithstanding that an additional guarantee may be obtained by Owner or Contractor from the manufacturer or supplier of such materials, fixtures and equipment. Any part of the Work specifically affected in repairing such imperfections is also hereby absolutely guaranteed for a period of one (1) year from the date of the correction thereof, except for occurrences and defects to the extent due to the negligence or improper use by Owner, its employees, agents or guests.

20. ADVANCE PAYMENT AND GUARANTEE BONDS.

Contractor shall obtain and pay for (i) Advance Payment, and (ii) Guarantee Bonds made payable to Owner with a bonding institution, approved in advance by Owner in writing,. The Advance Payment Bond shall be obtained prior to commencing the Work, while the Guarantee Bond shall be obtained prior to payment of the Retainage to Contractor. The Advance Payment Bond shall be in an amount equal to one hundred percent (100%) of the value of the Advance Payment, Value Added Tax excluded, in U.S. Dollars and shall be in force until Final Completion. The Guarantee Bond shall be in an amount equal to ten percent (10%) of the Contract Price, Value Added Tax excluded, in U.S. Dollars and shall be in force for a period of not less than one (1) year from Final Acceptance. The condition of the Advance Payment and the Guarantee Bond shall be that Contractor (i) faithfully perform the Work (ii) make proper use of the materials required by this Agreement, in accordance with its terms, the Plans, Specifications, Quote, Schedule and Additional Plans and Specifications and related documents. The Contractor will provide Owner the Guarantee Bond prior to payment of the Retainage. The costs of said bonds are included in the Contract Price. If, however, Owner requires additional bonds, such will be provided by Contractor at Owner's cost. Any and all bonds shall be in language and form satisfactory to Owner.

21. COST OF WORK AND FORM OF PAYMENT.

A. Owner shall pay to Contractor, for the performance of the entire Work, in accordance with this Agreement, a fixed lump sum of Four Million three hundred forty six thousand two hundred and eighty five and 22/100 U.S. Dollars (U.S.$4,346,285), legal currency of the United States of America, plus the applicable Value Added Tax (the "Contract Price"). The Contract Price includes all Contractor's overhead and profit and Advance Payments. The risk of increase in all labor, services, supplies, equipment and other costs of construction will be Contractor's sole and exclusive responsibility; the Contract Price shall be a fixed lump-sum price. Contractor acknowledges and agrees that the Plans and Specifications, although in preliminary form, are sufficient for Contractor to provide the Contract Price as a fixed lump-sum price, subject only to increases or decreases in the scope of the Work requested in

writing by Owner as provided in Article 14, and that no change orders or revisions in the scope of the Work caused or initiated by Contractor shall result in an increase in the Contract Price.

B. The Contract Price shall be paid in biweekly installments, in accordance with the Work progress billing reports (the "Progress Billing Reports" or "Advances"), except when stipulated herein to the contrary. Payment of the Advances shall be accompanied by the Value Added Tax as applicable. Immediately upon request for payment of each Advance, Contractor shall deliver to Owner an invoice, meeting all tax and/or legal requirements, which shall be itemized and contain a breakdown of the Value Added Tax.

C. The Contract Price includes any and all the taxes applicable to this Agreement, but does not include the Mexican Value Added Tax. The Value Added Tax, at the rate of ten percent (10%) or whatever tax rate is in force for construction payments at the time such payments become due and payable, shall be paid by Owner to Contractor each time a payment is made, in accordance with the terms of the Progress Billing Reports and this Agreement.

D. Within five (5) days following the acceptance by and delivery to Owner of the Advance Payment Bond, Owner shall make available to Contractor the Advance Payment in the amount of Nine hundred and ninty five thousand and 00/100 U.S. Dollars (U.S.$995,000.00), legal currency of the United States of America, equivalent to twenty two point nine percent (22.9%) of the Contract Price which shall be used by Contractor only to pay the costs of the Work, for which Contractor has delivered to Owner the Advance Payment Bond. The Advance Payment by the Owner to the Contractor as provided in this section shall be credited proportionally using the same percentage against the progress payments until it is completely exhausted in accordance with the amortization method (the "Amortization Method") shown in Form II. Progress Payments shall be made on a biweekly basis for the Work completed during the preceding period, within ten(10) business days following Contractor's presentation and Owner's written approval of the Progress Billing Reports. All Progress Billing Reports will be presented by Contractor to Owner on the last business day of each month and shall be itemized and contain a full description of the Work carried out, the material, services, equipment and supplies paid for by Contractor, along with any documentation or evidence requested by Owner, including, but not limited to, the certificates of payment of suppliers, services and taxes (the "Certificate of Payment"), in accordance with Form I, attached hereto and incorporated herein for all purposes. Immediately upon receipt of payment by Contractor, Contractor shall deliver to Owner an invoice, meeting all legal requirements, which shall contain a breakdown of the Value Added Tax.

E. Ten percent (10%) shall be withheld from all Progress Billing Reports as Retainage to guarantee compliance with the terms of this Agreement and completion of the Work. The Retainage, plus the applicable Value Added Tax, shall be payable to Contractor upon Owner's acceptance of Final Completion and Owner issues the

written final acceptance of the Work, as provided in Article 28, clause C, and provided Contractor gives Owner the final completed certificate of governmental approvals, payment of suppliers, services and taxes (the "Final Certificate of Payment"), in accordance with Form III, attached hereto and incorporated herein for all purposes, and provided Contractor provides Owner with the Guaranty Bond described in Article 20 and complies with all other obligations hereunder. Prior to payment of the Retainage to Contractor, Contractor shall deliver to Owner an invoice, meeting all legal requirements, which shall be itemized and contain a breakdown of the Value Added Tax. From the Retainage, Owner may deduct any sum that is required to pay any claims derived from delays attributable to Contractor, for defective Work, for damages and for any other reason resulting from breach of this Agreement.

F. The Contract Price is the lump sum amount set forth in Article 21, clause A. Such Contract Price includes the value of all equipment and material purchases made or to be made by Contractor.

All materials and equipment purchased by Contractor will be covered by the invoices from the corresponding seller. Such invoices must reflect Owner or its designee as the legal owner of such materials and equipment. Contractor will check with Owner, prior to purchasing any materials and equipment, to ascertain what name Owner would like reflected in the corresponding invoices.

At its sole option, Owner may purchase and import other material and/or equipment used in the Work, or procure bonding, insurance or other items, in which event Owner shall bear the cost and the cost shall be deleted from the Contract Price.

G. Owner may withhold any payments due to Contractor, if Contractor defaults under this Agreement or fails to pay any suppliers, subcontractors, employees, representatives or agents for any sums due or fails to pay any taxes or other debts which may affect Owner.

H. As stated in Article 21, Clause A, this is a firm fixed price Agreement. The risk of increase in all labor, services, supplies, equipment and other costs of construction will be Contractor's sole, exclusive responsibility.

I. Upon Substantial Completion, Owner shall prepare a Punch List, and Contractor shall be required to complete the items set forth in the Punch List to the satisfaction of Owner. Furthermore, Owner may amend the Punch List after presentation of the Punch List to Contractor. Contractor will be required to complete the items set forth in the final Punch List to the Owner's satisfaction prior to approval of Final Completion and payment of the balance of the Retainage. Concurrently with payment of the Retainage, the Contractor will issue and deliver to the Owner the Guarantee Bond.

J. Any and all payments to Contractor may be made in US Dollars converting the

Dollar amount at the rate of exchange published in Mexico's Official Gazette (*Diario Oficial de la Federación*) applicable on the date such payment is made.

22. LABOR LIABILITIES.

A. Contractor is responsible for all personnel assigned to the performance of the Work, and agrees to strictly comply with all its obligations as an employer, under the Federal Labor Law, Income Tax Law, laws relating to payroll taxes, the Social Security Law, National Worker's Housing Fund Institute ("INFONAVIT"), Retirement Savings System ("SAR") and all other applicable regulations and ordinances. Contractor will not admit any worker to the Site or allow any worker to provide services at the Site, unless such worker is registered with the Mexican Social Security Institute.

B. Contractor agrees to indemnify, defend save and hold Owner harmless in the event of any tax or labor claim filed by any agency or worker or employee of Contractor or its Subcontractors, as well as any claim filed by the Social Security Institute, INFONAVIT or any other governmental agency for failure by Contractor to make required payments, contributions and taxes.

C. Contractor shall provide Owner, within the first ten (10) days of each month: (i) a list with the names of all its employees and the employees of all Subcontractors (if any) who have carried out or are carrying out any part of the Work during the immediately preceding month, and; (ii) copy of payment of Social Security and housing (*Infonavit*) taxes for those employees.

23. SUBCONTRACTORS.

A. As soon as possible, but under all circumstances prior to a Subcontractor providing Work, Contractor shall notify Owner in writing of the names of Subcontractors selected, including their business address, name of the principal of the company, telephone and fax numbers as well as references, for the different parts of the Work. The selection of Subcontractors shall be made solely by Contractor, but Owner shall have the right, at its sole discretion and without expression of cause, to reject the use of any Subcontractor.

B. Contractor is responsible to Owner for the acts and omissions of the Subcontractors and of persons either directly or indirectly employed by them, just as it is responsible for the acts and omissions of persons directly or indirectly employed by it.

C. Nothing in this Agreement shall create a contractual relationship between Owner and any Subcontractor. Contractor covenants to require its Subcontractors to certify that they have no contractual relation with Owner.

D. Contractor may neither assign, nor delegate to its Subcontractors any responsibilities and obligations of Contractor under this Agreement. Contractor shall include in all

contracts with each of its Subcontractors all clauses identical to the provisions contained herein in regard to warranty, changes and modifications in the Work, formal acceptance of the Work, and the right to inspect by Owner and Supervisor, and shall obtain from each of its Subcontractors the warranties required herein.

24. INDEPENDENT CONTRACTOR.

Contractor and Owner enter into this Agreement in their respective capacities as independent contractors, nothing in this Agreement shall be construed as to create an employee-employer relationship between Owner and Contractor or any of their respective directors, officers, employees, agents or any Subcontractor.

25. CLAIMS.

Neither the Final Payment nor any part of the Retainage shall become due until Contractor has delivered to Owner a complete Final Certificate of Payment (Form III), along with a written release by Contractor and by each of the Subcontractors and suppliers of all liens and claims that may arise from this Agreement, or receipts for payment in full in lieu thereof, together with an affidavit under oath that the releases and receipts cover all claims for which a lien could be imposed on the Building or the Site or both.

26. PATENTS.

Contractor shall forever indemnify, protect and defend Owner in the full and free use and enjoyment of any and all right to any invention, machines or devices which may be used as part of the Work, either in the construction or use after completion, against all suits of all persons whomsoever and shall pay all royalties and license fees necessary for the use and enjoyment of such invention, machines or devices.

27. INSPECTION AND FINAL ACCEPTANCE.

A. As part of the Work, Contractor shall supervise the delivery of the finished Building to Owner, and shall review such, in compliance with the Plans, Specifications, Quote and Additional Plans and Specifications and shall test installations and machinery pursuant to procedures acceptable to Owner.

B. The Work is subject to inspection and testing by Owner and its representatives, during construction, and at all other times and places, including, without limitation, the plans of Contractor and any other contractors, Subcontractors and suppliers. The Work is subject to Final Inspection and acceptance, notwithstanding any payments or other prior inspection. Such Final Inspection shall be made within seven (7) business days after Final Completion of Work and Owner receipt of written Contractor application for Final Payment.

C. Once the Final Inspection has been performed and after all defects and imperfections have been corrected to conform with the Plans, Specifications, Additional Plans and

Specifications, as applicable, and after all other conditions of this Agreement have been satisfied, Owner shall give to Contractor its notice of Final Acceptance and shall pay the unpaid balance due, including the balance of the Retainage, plus the applicable Value Added Tax. Unless Contractor secures satisfactory Guarantee Bond as previously described securing against concealed and other defects, imperfections and other problems arising at the Building and the Site, for a period of one (1) year from Final Acceptance, in an amount equal to the Retainage, then the Retainage shall not be paid to Contractor by Owner until one (1) year after Final Acceptance, subject to subtraction of any amounts paid by Owner due to or arising from any concealed and other defects, imperfections and problems arising at the Building or the Site.

28. TERMINATION OF AGREEMENT.

The parties agree that Owner will have the right to terminate this Agreement in case any of the following events of default:

A. Should Contractor assign or delegate any of its obligations under this Agreement;

B. Contractor or any third party files a judicial order seeking reorganization procedures of Contractor under any applicable bankruptcy law;

C. Contractor or any of its creditors, third parties, workers, Subcontractors or suppliers file a bankruptcy petition against Contractor;

D. Contractor permits or has a lien, attachment or encumbrance placed against its business or fixed assets or is submitted to the process of execution or a court order concerning debts for materials or to the Subcontractors or resulting from debts not paid by Contractor, whether or not they relate to this Agreement;

E. Contractor causes a delay in the Work equal or greater than five percent (5%) of the Work;

F. In the case that the legal, financial, accounting, tax or labor situation of Contractor affects the proper development and progress of the Work in accordance with the Schedule, in such a manner that, upon the existence of a delay in the Work, one can anticipate that said delay will not be cured and this will result in a loss to Owner;

G. In the event that any supplier or Subcontractor of Contractor applies any advances made under this Agreement to obligations associated with other projects other than the Work;

H. In the event any supplier, Subcontractor, employee, representative or other person directly or indirectly related to Contractor, files a lien or suit or claim or makes a demand on Owner, and such suit, claim or demand is not resolved within three (3) business days;

I. Contractor fails to comply with its obligations under this Agreement.

In any of the above events, Owner, without necessity of judicial resolution, may notify Contractor in writing of termination of this Agreement. Such notification must include documentary proof or any other type of proof which forms the basis for termination of the Agreement. Such termination will take place seventy-two (72) hours after the communication of termination is delivered. Once notice of the termination of this Agreement is delivered, Owner and Contractor, by agreement, will liquidate the pending bills and Owner may occupy the Site and dispose of the materials and equipment to be installed at the Site. Owner shall have full title and rights, as applicable, to all plans, equipment, manuals, guarantees or warranties, permits, diagrams and other documents and information pertaining to the Site, in order to continue with and complete the Work. In this case, Contractor waives any legal action whatsoever against Owner in relation to the use or disposition of the materials, equipment for the Building, plans, permits and diagrams taken and used by Owner to complete the Work covered by this Agreement; and

In the event of termination of this Agreement as provided in this Article, Contractor will indemnify Owner for any damages Owner may incur as a result of such termination. Damages shall include, but shall not be limited to, the price difference in relation to the value of this Agreement, which Owner must pay to another construction company in order to complete the Work contemplated by this Agreement, according to the same terms and conditions set forth in the Plans, Specifications, Quote and Additional Plans and Specifications in force at the time of termination of this Agreement, in the same manner as any other loss suffered by Owner under the terms of this Agreement. Owner, in its sole and absolute discretion, may choose the third party construction company which will complete the Work.

For purposes of this Article, in case of termination of this Agreement following notification of Contractor by Owner, the amounts pending to be paid to Contractor, for any reason, will be applied against the damages caused to Owner. This offsetting of pending amounts will take place immediately upon notification of termination of this Agreement.

29. WORK SIGNS.

Contractor must get written permission from Owner authorizing the installation of any signs, other than those needed for security reasons.

30. PROMOTIONAL LIMITATIONS.

Contractor agrees not to use the name of Owner and its related companies in informational packets, for promotion through a list of clients, press releases or other means of promotion utilized by Contractor, without the prior written authorization of Owner. Contractor will be responsible for any and all damages caused to Owner as a result of Contractor's breach of this obligation.

31. PLANS AUTHORIZED FOR THE WORK.

Contractor must complete the Work only with the Plans, Specifications, Quote, Schedule and Additional Plans and Specifications approved and initialed by Owner. It will be Contractor's responsibility to see that the Plans, Specifications, Quote, Schedule and Additional Plans and Specifications used are the up-to-date version thereof.

32. WELDING PRECAUTIONS.

Contractor agrees to take any and all necessary precautions when carrying out welding or similar operations at the Site. Precautions will be taken to insure against injury from such welding and similar operations. Furthermore, pedestrian walkways will be provided to allow for safe access through any area in which welding or similar operations are being carried out.

33. ASSIGNMENT.

Contractor may not assign nor delegate this Agreement, totally or partially, without the written consent of the Owner. Contractor may not assign any monies due or to become due hereunder, without the prior written consent of Owner. Owner may assign or delegate this Agreement as it deems appropriate

34. AGREEMENT BETWEEN THE PARTIES.

This Agreement and the other documents identified herein, constitute the entire agreement between Owner and Contractor and any prior agreements, whether oral or written, are merged into this Agreement.

35. NOTICES.

Any notice to be given between the parties shall be mailed to the following addresses:

Owner:

Harvard California, S. de R.L. de C.V.
c/o Escalade Incorporated
817 Maxwell Avenue
Evansville, Indiana 47711
U.S.A.
Phone: (812) 467-1215
Fax: (812) 467-1275
Attention: President

With Copy to:

Martin, Drought and Torres, Inc.
200 South 10th Street

Suite 1111
McAllen, TX 78501
U.S.A.
Phone: (956) 686-2348
Fax: (956) 686-2610
Attention: Hector Coronado De Anda

Contractor:

Constructora Nuevo Santander de Tamaulipas, S.A. de C.V.
Calle Abedul 100
Fraccionamiento Los Fresnos Residencial
Carr. Reynosa-Monterrey Km. 200+500
Reynosa, Tamaulipas 88715
México
Phone: (011-52-899) 995-2017
Fax: (011-52-899) __________
Attention: Jorge Cantú Reséndez

36. APPLICABLE LAW AND JURISDICTION.

IN EVERYTHING RELATED TO THE INTERPRETATION AND COMPLIANCE WITH THIS AGREEMENT, THE PARTIES SHALL BE GOVERNED BY THE PROVISIONS OF THE LAWS OF THE STATE OF TAMAULIPAS, MEXICO AND THEY EXPRESSLY SUBMIT THEMSELVES TO THE COURTS WITH JURISDICTION OVER REYNOSA, TAMAULIPAS, MEXICO THUS WAIVING ANY OTHER LAW OR FORUM TO WHICH THEY MIGHT BE ENTITLED BY REASON OF THEIR PRESENT DOMICILES OR ANY OTHER REASON.

37. PENALTIES.

Contractor agrees to pay Owner the agreed upon penalty of: (i)Five Thousand and 00/100 U.S. Dollars (U.S.$5000.00) U.S. currency for each calendar day that the Substantial Completion is delayed, and; (ii) Five Thousand and 00/100 U.S. Dollars (U.S.$ 5000.00) U.S. currency for each calendar day that the Final Completion is delayed. Owner may offset such penalties against any sums due Contractor.

38. CONDITIONS PRECEDENT.

This Agreement is subject to the following conditions: (a) that Contractor obtains from the Mexican government all the necessary construction permits and licenses for the Work; (b) that the Contractor obtains insurance policies and bonds according to the terms and conditions set forth in this Agreement.

39. TRANSLATION.

This Agreement, in its original form, is prepared in English. If either one of the parties desires a Spanish translation thereof, any of the parties is entitled to arrange for such translation and shall provide a copy of said translation to the other party whom will have five (5) calendar days to approve or reject same. In the event that the other party does not agree with the terms of the translation, it will carry out a translation at its cost and provide same to the other party who will have five (5) days to accept or reject same. Should this second translation be rejected by the other party and the parties not be able to agree on its terms in Spanish, then, both parties will designate a third translator whose cost will be shared equally between both parties and whom will carry out the final translation, which shall prevail upon both parties, and which translation is to be signed within three (3) business days hence. In the event of any conflict between the English version of the Lease and the Spanish translation thereof, the terms and provisions of the English version of this Lease shall control except in the event legal proceedings are brought before a Mexican court.

40. PRIOR AGREEMENTS.

This Agreement and the instruments executed in connection therewith constitute the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter contained herein.

41. COUNTERPARTS AND AMENDMENTS.

This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument. This Agreement may not be amended except by written agreement signed by all parties hereto.

42. WAIVER.

No failure to exercise and no delay on the part of the Owner in exercising any power or right hereunder or under any other instruments executed in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or shall any abandonment or discontinuance of steps to enforce such a right or power preclude any other or further exercise thereof. The rights granted to the Owner herein shall be in addition to all other rights provided by law. No course of dealing between Contractor and the Owner shall operate as a waiver of any rights of the Owner.

43. TIME OF ESSENCE.

The parties hereto agree that time is of the essence in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement and have initialed all pages, Exhibits and Forms attached hereto, which form an integral part of this Agreement, this ______ day of _______, 2005 before the witnesses who attest.

INITIALS

OWNER /CONTRACTOR

"Owner"

Harvard California, S. de R.L. de C.V.

By: ____________________
Richard Milburn
Its: Legal Representative

"Contractor"

Constructora Nuevo Santander de Tamaulipas, S.A. de C.V.

By ____________________
Jorge Cantú Reséndez
Its: Legal Representative

WITNESS

____
Name:

WITNESS

____
Name:

F:\NSHarvard Construction Contract1.doc

INITIALS

RDM / OWNER /CONTRACTOR

LIST OF EXHIBITS

Exhibit A	Plans (Project General Arrangement Drawings)
Exhibit B	Specifications Dated June 15, 2005
Exhibit C	Project Quotation
Exhibit D	Additional Plans and Specifications Approved by Owner for Construction
Exhibit E	Project Construction Schedule and Key Dates List
Exhibit F	Bonds (Advance Payment, Guarantee)
Exhibit G	Verification of Contractor's and Subcontractor's Insurance
Exhibit H	Contractor permits, licenses and authorizations secured

LIST OF FORMS

Form I	Certificate of Payment
Form II	Payment Method
Form III	Final Certificate of Payment

FORM I

CERTIFICATE OF PAYMENT

WHEREAS, on the ____ day of ________, 2005, Harvard California, S. de R.L. de C.V. ("Owner"), domiciled in the City of Reynosa, Tamaulipas, México, and Constructora Nuevo Santander de Tamaulipas, S.A. de C.V. ("Contractor"), domiciled in the City of Reynosa, Tamaulipas, México, entered into a construction agreement (the "Agreement"), and

WHEREAS, Contractor certifies and warrants as follows:

1. That as of this date, it has paid all employees, materials, services, subcontractors and suppliers employed, used, or to be used, in the performance of the Agreement to which this certificate relates; and,

2. It has paid all taxes and other charges arising from the operation and transactions derived from the Agreement.

EXECUTED this __________ day of _______, 200__, in _____________, México.

Constructora Nuevo Santander de Tamaulipas, S.A. de C.V.

By: ________________________________
Mr. Jorge Cantú Reséndez
Its: Legal Representative

FORM II

PAYMENT METHOD

The Contractor must follow the following amortization procedure when amortizing the Retainage:

Progress Billing Amount	$_____
Minus 22.9% Amortization	$_____
Minus 10% Retainage*	$_____
Equal to Subtotal a:	Y
Y x 10% (10% Value Added Tax) Value Added Tax:	Z
Plus:	Y
Equals the net amount of the Payment	W

NOTE:

*The 10% Retainage will be applied over the total amount of the Progress Billing Reports approved by the Owner.

FORM III

FINAL CERTIFICATE OF PAYMENT

WHEREAS, on the ____ day of _______, 2005, Harvard California, S. de R.L. de C.V. ("Owner"), domiciled in the City of Reynosa, Tamaulipas, México, and Constructora Nuevo Santander de Tamaulipas, S.A. de C.V. ("Contractor"), domiciled in the City of Reynosa, Tamaulipas, México, entered into a construction agreement (the "Agreement"); and,

WHEREAS, Contractor has complied with its obligations under the Agreement.

NOW, THEREFORE, Contractor certifies and warrants under oath:

1. That it has complied with all the obligations and duties under the Agreement and has constructed and completed the Work according to Exhibits "___", "___", "___", "___" and "___" of the Agreement.

2. That it has paid in full all employees, materials, services, subcontractors and suppliers used, or to be used, in the performance of the Agreement and assumes all present and future liabilities arising from this Construction Agreement (the "Agreement") entered into by and between Harvard California, S. de R.L. de C.V. (the "Owner"), and Constructora Nuevo Santander de Tamaulipas, S.A. de C.V. (the "Contractor").

3. That it has paid all taxes and other charges arising from the operation and transactions derived from the Agreement.

4. That it has complied with all the laws, regulations, decrees and orders, whether such be federal, state or municipal, related to the Work.

EXECUTED this ________ day of ______, 200__, in _____________, México.

Constructora Nuevo Santander de Tamaulipas, S.A. de C.V.

By: ________________________________

Jorge Cantú Reséndez
Its: Legal Representative